Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Equinix Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 26, 2013